AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2002
                                             REGISTRATION NO. 333-______________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                UNIT CORPORATION
             (Exact name of registrant as specified in its charter)

                             1000 KENSINGTON TOWER I
                                7130 SOUTH LEWIS
                              TULSA, OKLAHOMA 74136
                                 (918) 493-7700
    DELAWARE               (Name, address, including            73-1283193
(State or other          zip code, and telephone number,     (I.R.S. Employer
jurisdiction of                including area code,           Identification
 incorporation              of Registrant's principal              Number
or organization)                executive offices)

              MARK E. SCHELL                                 COPY TO:
             GENERAL COUNSEL                          LYNNWOOD R. MOORE, JR.
             UNIT CORPORATION                            CONNER & WINTERS,
1000 KENSINGTON TOWER I, 7130 SOUTH LEWIS           A PROFESSIONAL CORPORATION
           TULSA, OKLAHOMA 74136                      3700 FIRST PLACE TOWER
             (918) 493-7700                             15 EAST 5TH STREET
(Name, address, including zip code, and             TULSA, OKLAHOMA 74103-4344
 telephone number, including area code,                   (918) 586-5711
          of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                       PROPOSED       PROPOSED
  TITLE OF EACH                        MAXIMUM        MAXIMUM
    CLASS OF             AMOUNT        OFFERING      AGGREGATE      AMOUNT OF
   SECURITIES            TO BE          PRICE         OFFERING    REGISTRATION
TO BE REGISTERED       REGISTERED     PER UNIT(1)     PRICE(1)         FEE
----------------       ----------     -----------    ---------        -----
 Common Stock(2)    7,220,000 shares    $17.47     $126,133,400      $11,604

(1) Estimated for the purpose of computing the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sales prices reported on the New York Stock Exchange on September 18, 2002.

(2) Each share of Common Stock is accompanied by a preferred share purchase right pursuant to the Rights Agreement, dated May 19, 1995, as amended, with Mellon Investor Services, L.L.C., as Rights Agent.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION - SEPTEMBER 20, 2002


                                   PROSPECTUS

                                7,220,000 SHARES

                                UNIT CORPORATION
                                  COMMON STOCK

     Up to 7,220,000 outstanding shares of common stock of Unit Corporation may be offered for sale from time to time by the Selling Shareholders. We will not receive any part of the proceeds of the sale of these shares.

     Our common stock is traded on the New York Stock Exchange under the symbol "UNT". On September 18, 2002, the last reported sale price of our common stock as reported on the New York Stock Exchange was $17.55 per share.

     See "Risk Factors" on pages 4 to 8 for factors that should be considered before investing in our shares.

     We will pay the expenses of registration of the sale of the shares (except for discounts, concessions or commissions of any underwriters, dealers or agents).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus is _______________, 2002

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.



                                TABLE OF CONTENTS

                                                                        Page
Where You Can Find More Information About the Company................     3
The Company..........................................................     4
Recent Developments..................................................     4
Risk Factors.........................................................     4
Forward Looking Statements...........................................     8
Use of Proceeds......................................................     9
Selling Stockholders.................................................     9
Description of Capital Stock.........................................     9
Plan of Distribution by Selling Stockholders.........................    12
Legal Opinion........................................................    12
Experts..............................................................    12
Independent Accountants..............................................    13

                             WHERE YOU CAN FIND MORE
                          INFORMATION ABOUT THE COMPANY

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by us at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information concerning us also may be inspected at the New York Stock Exchange offices located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents issued below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

     .  Our Annual Report on Form 10-K for the fiscal year ended December 31,
        2001;
     . Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2002;
     . The description of rights to purchase preferred stock contained in the Company's registration statement on Form 8-A filed with the SEC on May 23, 1995; and
     . Our Form 8-K filed with the SEC on August 27, 2002 and amended on September 19, 2002.

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy of these filings by writing or telephoning Mr. Mark E. Schell, General Counsel and Corporate Secretary, Unit Corporation, 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136 (telephone 918/493-7700).

                                   THE COMPANY

     We are engaged in the land contract drilling of natural gas and oil wells and the exploration, development, acquisition and production of natural gas and oil properties. We were founded in 1963 as a contract drilling company and our current contract drilling operations are focused primarily in the Oklahoma and Texas areas of the Anadarko and Arkoma Basins. Our primary exploration and production operations are also conducted in the Anadarko and Arkoma Basins. In 1994, we commenced contract drilling operations in the Texas Gulf Coast area and in 1995 we commenced exploration and production operations in that region. In October 1999, we commenced contract drilling operations in the Rocky Mountain region.

     Our principal executive offices are located at 1000 Kensington Tower I, 7130 South Lewis, Tulsa, Oklahoma 74136, and our telephone number is (918) 493-7700.

                               RECENT DEVELOPMENTS

     On August 15, 2002, we closed the acquisition of all of the outstanding shares of CDC Drilling Company (the "CDC Acquisition") and all of the outstanding interests of CREC Rig Acquisition Company (the "CREC Acquisition"). Under the terms of the CDC Acquisition, George B. Kaiser received 400,252 shares of our common stock and $686,947 in cash. Under the terms of the CREC Acquisition, the Kaiser Francis Charitable Income Trust B received 6,819,748 shares of our common stock and $3,813,053 in cash. The Kaiser Francis Charitable Income Trust B and George B. Kaiser are the Selling Stockholders.

     The principal assets we acquired in the CREC Acquisition consisted of 20 land based drilling rigs ranging from 650 horsepower to 2000 horsepower. Twelve of these rigs are SCR Electrical. The principal assets we acquired in the CDC Acquisition was the employees working on the drilling rigs we acquired in the CREC Acquisition, the drilling contracts pertaining to the drilling rigs and a number of vehicles and miscellaneous drilling equipment.

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

     Oil and gas prices are volatile, and low prices have negatively affected our financial results and could do so in the future.

     Our revenues, operating results, cash flow and future rate of growth depend substantially upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Any decline in prices in the future would have a negative impact on our future financial results. Because our reserves are predominantly gas, significant changes in gas prices may have a particularly large impact on our financial results.

     Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

     . political conditions in oil producing regions, including the Middle East;
     . the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
     .  the price of foreign imports;
     .  actions of governmental authorities;
     .  the domestic and foreign supply of oil and gas;
     .  the level of consumer demand;
     .  weather conditions;
     .  domestic and foreign government regulations;
     . the price, availability and acceptance of alternative fuels; and . overall economic conditions.

     These factors and the volatile nature of the energy markets make it impossible to predict with any certainty the future prices of oil and gas.

     Our contract drilling operations depend on levels of activity in the oil and gas exploration and production industry.

     Our contract drilling operations depend on the level of activity in oil and gas exploration and production in our operating markets. Both short-term and long-term trends in oil and gas prices affect the level of that activity. Because oil and gas prices are volatile, the level of exploration and production activity can also be volatile. We expect that in the near term our customers will continue a cautious approach to exploration and development spending. Any decrease from current oil and gas prices would depress the level of exploration and production activity. This, in turn, would likely result in a decline in the demand for our drilling services and would have an adverse effect on our contract drilling revenues, cash flows and profitability. As a result, the future demand for our drilling services is uncertain.

     The industries in which we operate are highly competitive, and many of our competitors have greater resources than we do. In particular, the contract drilling industry has intense price competition and excess rig supply.

     The drilling industry in which we operate is very competitive. Most drilling contracts are awarded on the basis of competitive bids, which results in intense price competition. In the markets in which we operate, the number of rigs available for use exceeds the demand for rigs, which increases this price competition. Many of our competitors in the contract drilling industry have greater financial and human resources than we do. These resources may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than we do in periods of high rig utilization.

     The oil and gas industry is also highly competitive. We compete in the areas of property acquisitions and oil and gas exploration, development, production and marketing with major oil companies, other independent oil and natural gas concerns and individual producers and operators. In addition, we must compete with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of our competitors in the oil and gas industry have substantially greater financial and other resources than we do.

     Shortages of experienced personnel for our contract drilling operations could limit our ability to meet the demand for our services.

     In recent years, the number of oil and gas drilling rigs in operation has declined substantially. As a result, a large number of experienced personnel in this industry have moved to other industries or fields. If the demand for contract drilling services should increase significantly, we and most other contract drilling contractors may have difficulties in employing enough qualified and experienced personnel to be able to meet that demand completely.

     Our operations have significant capital requirements, and our substantial indebtedness could have important consequences to you.

     We have experienced and expect to continue to experience substantial working capital needs due to our growth in drilling operations and our active exploration, development and exploitation programs. At September 18, 2002, our long-term debt outstanding was $25.9 million. As of September 18, 2002, the amount available for borrowing under our credit facility was $40 million, of which $24.9 million was outstanding. Our level of indebtedness, the cash flow needed to satisfy our indebtedness and the covenants governing our indebtedness could:

     . limit funds available for financing capital expenditures, our drilling program or other activities or cause us to curtail these activities;
     . limit our flexibility in planning for, or reacting to changes in, our business;
     . place us at a competitive disadvantage to some of our competitors that are less leveraged than we are;
     . make us more vulnerable during periods of low oil and gas prices or in the event of a downturn in our business; and
     . prevent us from obtaining additional financing on acceptable terms or limit amounts available under our existing or any future credit facilities.

     Our ability to meet our debt service obligations will depend on our future performance. In addition, lower oil and gas prices could result in future reductions in the amount available for borrowing under our credit facility, reducing our liquidity and even triggering mandatory loan repayments.

     Our future performance depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable.

     In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. Historically, we have succeeded in increasing reserves after taking production into account through exploitation, development and exploration. We have conducted such activities on our existing oil and gas properties as well as on newly acquired properties. We may not be able to continue to replace reserves from such activities at acceptable costs. Low prices of oil and gas may further limit the kinds of reserves that can economically be developed. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures.

     We are continually identifying and evaluating opportunities to acquire oil and gas properties, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.

     Our exploration and production operations involve a high degree of business and financial risk which could adversely affect us.

     Exploitation, development and exploration involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves. The cost of drilling, completing and operating wells is substantial and uncertain. Numerous factors beyond our control may cause the curtailment, delay or cancellation of drilling operations, including:

     .  unexpected drilling conditions;
     .  pressure or irregularities in formations;
     .  equipment failures or accidents;
     .  adverse weather conditions;
     . compliance with governmental requirements; and . shortages or delays in the availability of drilling rigs or delivery crews and the delivery of equipment.

     Exploratory drilling is a speculative activity. Although we may disclose our overall drilling success rate, those rates may decline. Although we may discuss drilling prospects that we have identified or budgeted for, we may ultimately not lease or drill these prospects within the expected time frame, or at all. Lack of drilling success will have an adverse effect on our future results of operations and financial condition.

     Our hedging arrangements might limit the benefit of increases in natural gas prices.

     In order to reduce our exposure to short-term fluctuations in the price of oil and gas, we sometimes enter into hedging arrangements. Our hedging arrangements apply to only a portion of our production and provide only partial price protection against declines in oil and gas prices. These hedging arrangements may expose us to risk of financial loss and limit the benefit to us of increases in prices.

     Estimates of our reserves are uncertain and may prove to be inaccurate, and oil and gas price declines may lead to an impairment of our oil and gas assets.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and their values, including many factors beyond the control of the producer. The reserve data included or incorporated by reference in this prospectus supplement or the accompanying prospectus represent only estimates. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves depend on a number of variable factors, including historical production from the area compared with production from other producing areas, and assumptions concerning:

     .  the effects of regulations by governmental agencies;
     .  future oil and gas prices;
     .  future operating costs;
     .  severance and excise taxes;
     .  development costs; and
     .  workover and remedial costs.

     Some or all of these assumptions may vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of those reserves based on risk of recovery, and estimates of the future net cash flows from reserves prepared by different engineers or by the same engineers but at different times may vary substantially. Accordingly, reserve estimates may be subject to downward or upward adjustment. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and those variances may be material.

     The information regarding discounted future net cash flows included in or incorporated by reference in this prospectus should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by the following factors:

     .  the amount and timing of actual production;
     .  supply and demand for oil and gas;
     . increases or decreases in consumption; and . changes in governmental regulations or taxation.

     In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our operations or the oil and gas industry in general.

     We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the SEC. Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time. We may be required to write down the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.

     Our operations present inherent risks of loss that, if not insured or indemnified against, could adversely affect our results of operations.

     Our drilling operations are subject to many hazards inherent in the drilling industry, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather. Our exploration and production operations are subject to these and similar risks Any of these events could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and we seek to obtain indemnification from our drilling customers by contract for some of these risks. To the extent that we are unable to transfer these risks to drilling customers by contract or indemnification agreements, we seek protection through insurance which our management considers to be adequate. However, we cannot assure you that our insurance or indemnification agreements will adequately protect us against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations, could result in substantial losses. In addition, we cannot assure you that insurance will be available to cover any or all of these risks. Even if available, the insurance might not be adequate to cover all of our losses, or we might decide against obtaining that insurance because of high premiums or other costs.

     In addition, we are not the operator of some of our wells. As a result, our operating risks for those wells and our ability to influence the operations for those wells are less subject to our control. Operators of those wells may act in ways that are not in our best interests.

     Governmental and environmental regulations could adversely affect our business.

     Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

     Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any number of ways including the following:

     .  from a well or drilling equipment at a drill site;
     . from gathering systems, pipelines, transportation facilities and storage tanks;
     . damage to oil and natural gas wells resulting from accidents during normal operations; and
     .  blowouts, cratering and explosions.

     Because the requirements imposed by laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

     Our stockholders Rights Plan and provisions of Delaware law and our by-laws and charter could discourage change in control transactions and prevent stockholders from receiving a premium on their investment.

     Our by-laws provides for a classified board of directors with staggered terms and authorizes the board of directors to set the terms of preferred stock. In addition, our charter and Delaware law contain provisions that impose restrictions on business combinations with interested parties. We have also adopted a stockholders' rights plan. Because of our stockholders' rights plan and these provisions of our by-laws, charter and Delaware law, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the information we incorporate by reference, information included in, or incorporated by reference from, future filings by us with the SEC, as well as information contained in written material, press releases and oral statements issued by or on behalf of us, contain, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements.

     These forward-looking statements include, among others, such things as:

     .  the amount and nature of future capital expenditures;
     .  wells to be drilled or reworked;
     .  oil and gas prices and demand;
     .  exploitation and exploration prospects;
     .  estimates of proved oil and gas reserves;
     .  reserve potential;
     .  development and infill drilling potential;
     .  drilling prospects;
     . expansion and other development trends of the oil and gas industry; . business strategy;
     .  production of oil and gas reserves;
     . expansion and growth of our business and operations; and . drilling rig utilization, revenues and costs.

     These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

     . the risk factors discussed in this prospectus and in the documents we incorporate by reference;
     .  general economic, market or business conditions;
     . the nature or lack of business opportunities that may be presented to and pursued by us;
     .  demand for land drilling services;
     .  changes in laws or regulations; and
     .  other factors, most of which are beyond our control.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders and the number of shares being offered for sale under this prospectus are:

     .  George B. Kaiser .................................400,252 shares
     .  The Kaiser Francis Charitable Income Trust B....6,819,748 shares

All of these shares were received by each selling stockholder in connection with the CDC Acquisition and the CREC Acquisition (see "Recent Developments"). In addition, we also granted registration rights with respect to these shares whereby we agreed to use our best efforts to effect the registration of these shares for resale on behalf of the selling stockholders and to maintain the effectiveness of the registration statement for a period of 1-1/2 years, subject to certain conditions. The offer and sale of these shares are being registered pursuant to the registration rights granted to the selling stockholders. If all of the shares offered under this prospectus are sold, The Kaiser Francis Charitable Income Trust B would not beneficially own any shares of our stock and George B. Kaiser would own 354,500 shares of our stock

Prior to the CDC Acquisition, George B. Kaiser owned 354,500 shares of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

     We have 80,000,000 authorized shares of capital stock, consisting of (a) 75,000,000 shares of common stock, having a par value of $.20 per share, and (b) 5,000,000 shares of preferred stock, having a par value of $1.00 per share.

Common Stock

     As of the date of this prospectus, there were 43,336,700 shares of common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable.

     Our stockholders are entitled to receive dividends, when, as and if declared by our board of directors out of assets legally available for their payment. In certain cases, we may not pay dividends to common stockholders until our dividend obligations to the holder of any preferred stock then outstanding have been satisfied. The provisions of our credit arrangements subject us to certain restrictions on the payment of dividends.

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, our stockholders will be entitled to share equally in our assets remaining after payment of all liabilities and after holders of all series of outstanding preferred stock have received their liquidation preferences in full.

     Our stockholders have no preemptive subscription, conversion or redemption rights, and are not subject to further calls or assessments by us. There are no sinking fund provisions applicable to the common stock.

     Our stockholders are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.

Preferred Stock

     As of the date of this prospectus, there were no shares of preferred stock outstanding.

     Preferred stock may be issued from time to time in one or more series, and our board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

Stockholder Rights Agreement

     Each share of common stock includes one right ("Right") entitling the registered holder to purchase from us one one-hundredth of a share (a "Fractional Share") of Series A Participating Cumulative Preferred Stock (the "Preferred Shares"), at a purchase price per Fractional Share of $70.00, subject to adjustment (the "Purchase Price").

     With certain exceptions, upon the earlier of (1) 10 days following the date we learn that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares of common stock, or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person, a "Distribution Date" will occur and the Rights will be separated from the common stock. In certain circumstances, our board of directors may defer the Distribution Date. Certain inadvertent acquisitions will not result in a person becoming an Acquiring Person if the person promptly divests itself of sufficient common stock. Until the Distribution Date, (1) the Rights are evidenced by the certificates representing outstanding shares of common stock and will be transferred with and only with such certificates, which contain a notation incorporating the Rights Agreement by reference, and (2) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business 10 years after the Rights are issued, unless earlier redeemed or exchanged by us as described below.

     As soon as practicable after the Distribution Date, Rights certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights certificates alone will represent the Rights. All shares of common stock issued prior to the Distribution Date will be issued with Rights. Shares of common stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by our board of directors, no other shares of the common stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of our independent directors determines to be fair to and otherwise in our and our stockholders best interests (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, the number of Fractional Shares equivalent to the number of shares of common stock (or, in certain circumstances, cash, property or other securities) having a market value equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (1) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (2) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a market value equal to two times the exercise price of the Right as set by the Board of Directors. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The number of outstanding Rights associated with a share of common stock, or the number of Preferred Shares issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Preferred Shares.

     At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, payable, at our option, in cash, shares of common stock or such other consideration as our board of directors may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     Other than the redemption price, our board of directors may amend any of the provisions of the Rights Agreement as long as the Rights are redeemable.

     The Rights have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us, even if such acquisition may be favorable to the interests of our stockholders. Because our board of directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by our board of directors. The Rights were issued to protect our stockholders from coercive or abusive takeover tactics and inadequate takeover offers and to afford our board of directors more negotiating leverage in dealing with prospective acquirors.

Certain Other Possible Anti-takeover Provisions

     Our by-laws, charter and Delaware law contain certain provisions that might be characterized as anti-takeover provisions. These provisions may make it more difficult to acquire control of us or remove our management.

Classified Board of Directors

     Our by-laws provides for our board of directors to be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. As a result, only one-third of our directors are elected each year.

Issuance of Preferred Stock

     As described above, our charter authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. The issuance of preferred stock could, among other things, make it more difficult for a third party to gain control of us.

Fair Price Provisions

     Our charter also contains certain "fair price provisions" designated to provide safeguards for stockholders when an "interested stockholder" (defined as a stockholder owning 5% or more of our voting stock) attempts to effect a "business combination" with us. The term "business combination" includes:

     . any merger or consolidation of us involving the interested stockholder, . certain dispositions of our assets, . any issuance of our securities meeting certain threshold amounts, to the interested stockholder,
     . adoption of any plan of liquidation or dissolution of us proposed by the interested stockholder, and
     . any reclassification of our securities having the effect of increasing the proportionate share of ownership of the interested stockholder.

     In general, a business combination between us and the interested stockholder must be approved by the affirmative vote of 80% of the outstanding voting stock unless the transaction is approved by a majority of the members of the Board of Directors who are not affiliated with the interested stockholder or certain minimum price and form of consideration requirements are satisfied.

Delaware Business Combination Statute

     We are incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) from engaging in a business combination with that corporation for a period of three years from the date the stockholder became an interested stockholder unless:

     . the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder;
     . upon attaining that status, the interested stockholder had acquired at least 85% of the corporation's voting stock (not counting shares owned by persons who are directors and also officers); or
     . the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder).

     Since we have not amended our charter or by-laws to exclude the application of Section 203, its provisions apply to us. Accordingly, Section 203 may inhibit an interested stockholder's ability to acquire additional shares of common stock or otherwise engage in a business combination with us.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Mellon Investor Services, L.L.C.

                  PLAN OF DISTRIBUTION BY SELLING STOCKHOLDERS

     We are registering the offer and sale of the shares of common stock on behalf of the selling stockholders. Each selling stockholder, or its donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder in a non-sale related transfer, may sell the shares of common stock in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in private, negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

      Any or all of the shares may be sold from time to time directly to purchasers by the selling stockholders. Alternatively, a selling stockholder may from time to time offer shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder and/or from the purchaser of the shares for whom they may act as agent (which compensation to a particular broker-dealer may be in excess of customary commissions). We have agreed to indemnify each of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may indemnify any agent, dealer or broker-dealer that participates in sales of the shares against similar liabilities.

     A selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" under the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares by them while acting as principals might be deemed underwriting discounts and commissions under the Securities Act.

     Because a selling stockholder may be deemed an "underwriter" under the Securities Act, the selling stockholder will be subject to certain prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that certain anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sale of shares in the market.

     In addition, each of the selling stockholders may from time to time sell shares in transactions permitted by Rule 144 or Rule 145, as applicable, under the Securities Act, provided such selling stockholder meets the criteria and conforms to the requirements of such rules.

     We have agreed to bear all of the costs and expenses in connection with the registration of the shares offered by this prospectus which are estimated to be approximately $21,832. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, incurred with the sale of the shares.

     If we are notified that a selling stockholder has entered into a material arrangement with a broker-dealer for a sale of shares, or if we receive notification that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.


                                  LEGAL OPINION

     Mark E. Schell, General Counsel of Unit Corporation, as our counsel, will issue an opinion for us regarding the validity of the shares of common stock offered by this prospectus. Mark E. Schell beneficially owns 47,685 shares of our common stock.

                                     EXPERTS

     The estimated reserve evaluations and related calculations of Ryder Scott Company, petroleum engineers, incorporated by reference in this prospectus, have been incorporated in reliance upon the authority of said firm as experts in petroleum engineering.

     Our financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             INDEPENDENT ACCOUNTANTS

     With respect to our unaudited consolidated financial information for the three month periods ended March 31, 2001 and 2002 and the three and six month periods ended June 30, 2001 and 2002, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 22, 2002 and July 23, 2002, and incorporated herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by us in connection with the offering described in this registration statement are as follows:

SEC registration fee..............................................   $11,604
Printing expenses.................................................   $ 1,000
Accounting fees and expenses......................................   $ 5,000
Legal fees and expenses...........................................   $ 4,000
Miscellaneous.....................................................   $   228
                                                                     -------

                  Total                                              $21,832
                                                                     =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 4 of our by-laws provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of his or her position as a director, officer, or employee, to the extent authorized by applicable law including, but not limited to, the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. Article 4 of the By-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former directors, officers, employees and agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Nine of our charter eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director

     . for a breach of the director's duty of loyalty to us or to our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

     . under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

     . for transactions from which the director derived an improper personal benefit.

We have purchased directors and officers liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

The above discussion of our charter, by-laws and of Section 145 of the Delaware General Corporation Law is not exhaustive and is qualified in its entirety by our charter, our by-laws and statute.

ITEM 16. EXHIBITS.

Exhibit
Number                          Description of Exhibits
                                -----------------------

  2.6.1     --  Amended and Restated Stock Purchase Agreement dated as of
                June 24, 2002, by and among Unit Corporation, George B. Kaiser and Kaiser Francis Oil Company (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated August 27, 2002).
  2.6.2     --  Amended and Restated Share Purchase Agreement dated as of
                June 24, 2002, by and among Unit Corporation, Kaiser Francis
                Charitable Income Trust B and Kaiser Francis Oil Company
                (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated August 27, 2002).
   3.1      --  Restated Certificate of Incorporation of Unit Corporation
                (incorporated herein by reference to Exhibit 3.1 to Form S-3
                (file No. 333-83551).
   3.2      --  By-Laws of Unit Corporation (incorporated herein by reference to Exhibit 3.2 to Form S-3 (file No. 333-83551).
   4.1      --  Form of Common Stock Certificate of Unit Corporation
                (incorporated herein by reference to Exhibit 4.1 to Form S-3
                (file No. 333-83551).
   4.2      --  Rights Agreement between the Company and Mellon Investor
                Services L.L.C., Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A filed with the SEC on May
                23, 1995).
    5       --  Opinion of Mark E. Schell, General Cousel, Tulsa, Oklahoma
                (filed herewith).
   15       --  Letter on unaudited interim financial information
                (filed herewith).
  23.1      --  Consent of PricewaterhouseCoopers LLP, independent accountants
                (filed herewith).
  23.2      --  Consent of Mark E. Schell, General Counsel (included in
                Exhibit 5).
  23.3      --  Consent of Ryder Scott Company (filed herewith).
  23.4      --  Consent of Ernst & Young LLP, independent accountants
                (filed herewith)
  24.1      --  Power of Attorney (included on the signature page to this registration statement).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                    (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
         Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on September 20, 2002.

                             Unit Corporation

                             By: /s/ John G. Nikkel
                                 ------------------
                                 John G. Nikkel,
                                 Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark E. Schell and John G. Nikkel, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 20, 2002.

                 Name                                        Title

          /s/ King P. Kirchner
--------------------------------------      Chairman of the Board
King P. Kirchner


         /s/ John G. Nikkel                 Chief Executive Officer,
--------------------------------------      President and Director
John G. Nikkel


         /s/ Earle Lamborn                  Vice President and
--------------------------------------      Director
Earle Lamborn

                                            Vice President, Treasurer
         /s/ Larry D. Pinkston              and Chief Financial Officer
--------------------------------------      (Principal Financial Officer)
Larry D. Pinkston


                                            Controller
         /s/ Stanley W. Belitz              (Principal Accounting Officer)
--------------------------------------
Stanley W. Belitz


         /s/ William B. Morgan              Director
--------------------------------------
William B. Morgan


                                            Director
--------------------------------------
Don Cook

         /s/ J. Michael Adcock              Director
--------------------------------------
J. Michael Adcock


         /s/ John S. Zink                   Director
--------------------------------------
John S. Zink


         /s/ John H. Williams               Director
--------------------------------------
John H. Williams

                                INDEX TO EXHIBITS

Exhibit
Number                              Description of Exhibits
                                    -----------------------

  2.6.1     --  Amended and Restated Stock Purchase Agreement dated as of
                June 24, 2002, by and among Unit Corporation, George B. Kaiser and Kaiser Francis Oil Company (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated August 27, 2002).
  2.6.2     --  Amended and Restated Share Purchase Agreement dated as of
                June 24, 2002, by and among Unit Corporation, Kaiser Francis
                Charitable Income Trust B and Kaiser Francis Oil Company
                (incorporated herein by reference to Exhibit 99.1 to Form 8-K dated August 27, 2002).
   3.1      --  Restated Certificate of Incorporation of Unit Corporation
                (incorporated herein by reference to Exhibit 3.1 to Form S-3
                (file No. 333-83551).
   3.2      --  By-Laws of Unit Corporation (incorporated herein by reference to Exhibit 3.2 to Form S-3 (file No. 333-83551).
   4.1      --  Form of Common Stock Certificate of Unit Corporation
                (incorporated herein by reference to Exhibit 4.1 to Form S-3
                (file No. 333-83551).
   4.2      --  Rights Agreement between the Company and Mellon Investor
                Services L.L.C., Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A filed with the SEC on May
                23, 1995).
    5       --  Opinion of Mark E. Schell, General Counsel, Tulsa, Oklahoma
                (filed herewith).
   15       --  Letter on unaudited interim financial information
                (filed herewith).
  23.1      --  Consent of PricewaterhouseCoopers LLP, independent accountants
                (filed herewith).
  23.2      --  Consent of Mark E. Schell, General Counsel (included in
                Exhibit 5).
  23.3      --  Consent of Ryder Scott Company (filed herewith).
  23.4      --  Consent of Ernst & Young LLP, independent accountants
                (filed herewith)
  24.1      --  Power of Attorney (included on the signature page to this registration statement).